Exhibit 5.1






                                November 20, 2000



Mr.  Marc  Ivan  Berens
Berens  Industries,  Inc.
701  N.  Post  Oak  Road,  Suite  350
Houston,  Texas  77024


     Re:     Berens  Industries,  Inc.
             Registration  Statement  on  Form  S-8

Gentlemen:

     We have represented Berens Industries, Inc., a Nevada corporation ("Company"), in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") relating to the proposed issuance of up to 3,018,600 shares ("Shares") of the Company's common stock, par value $.001 per share ("Common Stock") upon the exercise of options and issuance of awards issued pursuant to certain agreements ("Plans") attached as exhibits to the Registration Statement. In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Plans, the Certificate of Incorporation of the Company, the Bylaws of the Company, and resolutions of the Board of Directors of the Company.

     We are of the opinion that the Shares will be, when issued pursuant to the Plans, legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

                     Very  truly  yours,

                     BREWER  &  PRITCHARD,  P.C.

                     [SIGNATURE  OF  BREWER  &  PRITCHARD,  P.C.  APPEARS  HERE]


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